As filed with the Securities and Exchange Commission on May 10, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SAFECO CORPORATION
(Exact name of Registrant as specified in its charter)

Washington	91-0742146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

SAFECO Plaza
4333 Brooklyn Avenue N.E.
Seattle Washington 98185
(Address of principal executive offices, including zip code)

SAFECO LONG-TERM INCENTIVE PLAN OF 1997
(Full title of the plan)

James W. Ruddy
Senior Vice President and General Counsel
SAFECO Corporation
SAFECO Plaza
4333 Brooklyn Avenue N.E.
Seattle, Washington 98185
(206) 545-5000
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, no par value	6,000,000	$32.55	$195,300,000	$17,970(3)

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of high ($32.74) sales price and low ($32.35) sales prices for the common stock on May 9, 2002, as reported for such date on the Nasdaq National Market.

(3)
A registration fee of $211,200 was previously paid in connection with registration statement No. 333-30346 initially filed by the Registrant on February 14, 2000, as amended on March 1, 2000. Of such registration fee, an amount of $49,200 relating to securities that remain unoffered under that registration statement has not been used or applied toward other registration fees. In accordance with Rule 457(p) under the Securities Act of 1933, as amended, the Registrant is hereby applying $17,970 of that $49,200 of previously paid registration fees to cover registration fees due in connection with this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference into this Registration Statement:

(a)  The Registrant’s Annual Report on Form 10–K for the year ended December 31, 2001, filed with the Securities and Exchange Commission (the “Commission”) on March 6, 2002, which contains audited financial statements for the most recent fiscal year for which such statements have been filed, including the amendment to such Annual Report filed on May 6, 2002 with the Commission;

(b)    The description of the Registrant’s common stock contained in the current report on Form 8–K filed with the Commission on May 10, 2002, under Section 13 or 15(d) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

(c)    The Registrant’s current reports on Form 8–K filed with the Commission on January 24, 2002 and March 5, 2002.

Any document filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective date on which such document is filed.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

The opinion of counsel as to the legality of the securities that may be issued under the SAFECO Long-Term Incentive Plan of 1997 (the “1997 Plan”) is given by Catherine Romero Wright, Corporate Counsel for the Registrant.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (“WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Article XII of the Registrant’s Bylaws, as amended, provides for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law.

Section 23B.08.320 of the WBCA authorizes a corporation to eliminate or limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except liability for (i) acts or omissions involving intentional misconduct by a director or knowing violations of law by a director, (ii) distributions illegal under Washington law, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Article VIII of the Registrant’s Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, those limitations on a director’s liability to the Registrant and its shareholders.

Officers and directors of the Registrant are covered by insurance (with certain exceptions and limitations) that indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements and certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

The above discussion of the WBCA and the Registrant’s Bylaws, as amended, and Restated Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to the WBCA, the Bylaws, as amended, and the Restated Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.    EXHIBITS

Exhibit Number	Description

5.1	Opinion of counsel regarding legality of the common stock being registered

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of counsel (included in Opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see Signature Page)

99.1	SAFECO Long-Term Incentive Plan of 1997

Item 9.    UNDERTAKINGS

A.    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, State of Washington, on the 9th day of May, 2002.

SAFECO CORPORATION

By:	/s/ MICHAEL S. MCGAVICK
Name: Title:	Michael S. McGavick President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Christine B. Mead and James W. Ruddy, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, to sign in the name and on behalf of such person, individually and in each capacity stated below, any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on May 9, 2002, in the capacities indicated.

Signature	Title

/s/ MICHAEL S. MCGAVICK Michael S. McGavick	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ CHRISTINE B. MEAD Christine B. Mead	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)

/s/ H. PAUL LOWBER H. Paul Lowber	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ JOSEPH W. BROWN Joseph W. Brown	Director

/s/ PHYLLIS J. CAMPBELL Phyllis J. Campbell	Director

/s/ ROBERT S. CLINE Robert S. Cline	Director

/s/ JOSHUA GREEN III Joshua Green III	Director

Signature	Title

/s/ WILLIAM W. KRIPPAEHNE, JR. William W. Krippaehne, Jr.	Director

/s/ WILLIAM G. REED, JR. William G. Reed, Jr.	Chairman

/s/ NORMAN B. RICE Norman B. Rice	Director

Judith M. Runstad	Director

/s/ PAUL W. SKINNER Paul W. Skinner	Director

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of counsel regarding legality of the common stock being registered

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of counsel (included in Opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see Signature Page)

99.1	SAFECO Long-Term Incentive Plan of 1997